Press Release
FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Administrative & Financial Officer
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC. ANNOUNCES DIVIDEND REINVESTMENT PLAN

(Bridgehampton, NY – April 24, 2009)  Bridge Bancorp, Inc. (the “Company”) (NASDAQ®: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”, “BNB”), announced that its Board of Directors approved the adoption of a Dividend Reinvestment Plan (the Plan), which will become effective beginning with the second quarter 2009 dividend.  The Plan will provide an opportunity for shareholders to automatically reinvest their dividends in shares of the Company’s common stock as they are paid, and also to purchase additional shares through the Plan.

“A dividend reinvestment plan offers all of our shareholders the opportunity to continue to grow with the Company, by electing to reinvest in our common stock,” said Kevin O’Connor, President and CEO of Bridge Bancorp.

The Plan will be administered by the Company’s transfer agent, Registrar and Transfer Company. Plan enrollment materials and information will be distributed to Company shareholders and interested shareholders will need to return an enrollment form to the transfer agent.  The Plan will be included in a registration statement on Form S-3, that will be filed with the Securities and Exchange Commission.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $800 million, and a primary market area of eastern Long Island, extending into western Suffolk County, operates 15 retail branch locations. The newest branch opened in Shirley, April 20th and Deer Park is expected to open this summer. With this branch network as well as electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Investment services are offered by Bridge Investment Services and title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract.

Bridgehampton National Bank has an ongoing, rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy shares of Company common stock, which will be made only by means of a prospectus.